AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE ISSUED ON AUGUST 14, 2017

THIS AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE ISSUED ON August 14, 2017 (the "Amendment") is made effective as of October 3, 2017, by and between Exactus, Inc., a Nevada corporation (the "Company"), and Morningview Financial, LLC, a Wyoming limited liability company (the "Holder") (collectively the "Parties").

BACKGROUND

A. The Company and Holder are the parties to that certain convertible promissory note originally issued by the Company to the Holder on August 14, 2017, in the original principal amount of $110,000.00 (the "Note"); and

B. The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The first clause of the first sentence of Section 1.1 of the Note shall be replaced with the following:

"Conversion Right. The Holder shall have the right at any time on or after the earlier of (i) the date in which there is an effective registration statement filed by the Borrower with respect to the Common Stock underlying the Note or (ii) the 170th calendar day after the Issue Date to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the "Conversion Price") determined as provided herein (a "Conversion");

2. Section 1.4(a) of the Note shall be replaced with the following:

(a) Mechanics of Conversion. Subject to Section 1.1, this Note may be converted by the Holder in whole or in part, at any time on or after the earlier of (i) the date in which there is an effective registration statement filed by the Borrower with respect to the Common Stock underlying the Note or (ii) 170th calendar day after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 1.4(b), surrendering this Note at the principal office of the Borrower.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Exactus, Inc.

By: ______________________

Name: Timothy Ryan

Title: Executive Vice President

Morningview Financial, LLC

By: ______________________

Name: Max Riccio

Title: Authorized Signatory